UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
To Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 15, 2006
Date of report (Date of earliest event reported)

       TOOTSIE ROLL INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Its charter)



        Virginia
(State or Other Jurisdiction of Incorporation)

        001-01361
(Commission File Number)

        22-1318955
(I.R.S. Employer Identification No.)

 7401 South Cicero Avenue, Chicago, Illinois  60629
(Address of Principal Executive Offices)   (Zip Code)

        773-838-3400
(Registrant's Telephone Number, Including Area Code)

        Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [__]  Written communications pursuant to Rule 425 under the Securities Act
              (17 CFR 230.425)

     [__]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
             (17 CFR 240.14a-12)

     [__] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [__] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.   RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

    On February 15, 2006, Tootsie Roll Industries, Inc. issued a press release (the "release") announcing its results of operations and financial condition for the fourth quarter ended December 31, 2005. A copy of the release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

    The information in the release and in this Item 2.02 is "furnished" and not "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934, or otherwise subject to the liabilities of that section. Such information may only be incorporated by reference in another filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 only if and to the extent such subsequent filing specifically references such information.

Item 9.01. Financial Statements and Exhibits.

(c) The following exhibit is furnished with this report:

Exhibit 99.1 Press Release of Tootsie Roll Industries, Inc., dated February 15, 2006.



SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the under-signed thereunto duly authorized.


February 15, 2006               TOOTSIE ROLL INDUSTRIES, INC.
                                By:  _/s/G. HOWARD EMBER, JR.
                                     G. Howard Ember, Jr.
                                     Vice President/Finance and
                                     Chief Financial Officer



EXHIBIT INDEX

Exhibit No. 	      Description

99.1   Press Release of Tootsie Roll Industries, Inc., dated February 15, 2006.



Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE            FOR IMMEDIATE RELEASE
TICKER SYMBOL:   TR            Wednesday, February 15, 2006

CHICAGO, ILLINOIS - February 15, 2006 - Melvin J. Gordon, Chairman, Tootsie Roll Industries, Inc. reported fourth quarter and twelve months 2005 sales and earnings. Fourth quarter 2005 sales were $112,495,000 compared to $105,936,000 in the fourth quarter 2004, an increase of $6,559,000 or 6%. Twelve months 2005 sales were $487,739,000 compared to $420,110,000 in the prior year, an increase of $67,629,000 or 16%.

Fourth quarter 2005 net earnings were $23,325,000 compared to fourth quarter 2004 net earnings of $13,877,000. Fourth quarter net earnings per share were $.44 in 2005 compared to $.26 per share in 2004, an increase of $.18 per share or 69%. Twelve months 2005 net earnings were $77,227,000 compared to twelve
months 2004 net earnings of $64,174,000.    Twelve months net earnings per
share were $1.44 in 2005 compared to $1.19 per share in twelve months 2004, an increase of $.25 per share or 21%.

The 2005 and 2004 twelve month periods reflect approximately $76.1 million and $29.3 million, respectively, of sales from the Concord Confections business which was acquired on August 30, 2004. Both fourth quarter and twelve months 2005 periods benefited from a $13.9 million after tax gain from the sale of surplus real estate. However both fourth quarter and twelve months 2005 periods were adversely affected by a $3.0 million non-recurring after-tax charge relating to the write-off of a minor trademark and goodwill as determined under the Company's impairment testing for intangibles, and additional income tax expense of $0.8 million relating to foreign dividends repatriated under tax incentives provided by the American Jobs Creation Act of 2004.

Mr. Gordon said, "Fourth quarter and twelve months 2005 sales benefited from the incremental sales attributable to the Concord acquisition, as well as successful marketing programs that resulted in increased net sales of the Company's core brands. Although the Company's fourth quarter and twelve month net earnings benefited from higher sales and the gain on the sale of surplus real estate, results were adversely impacted by increases in certain ingredient and packaging costs, higher energy, fuel and transportation costs, additional costs associated with the relocation and implementation of new production lines, and the write-off of certain intangible assets of a minor brand. In addition, higher interest expense and lower investment income, which reflects the financing of the Concord acquisition, also adversely affected 2005 results. The Company's per share earnings did benefit from common stock purchases in the open market in 2004 and 2005 and resulting fewer shares outstanding."


TOOTSIE ROLL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE PERIODS ENDED
December 31,2005 and 2004

FOURTH QUARTER ENDED
                                   2005            2004

Net Sales                    $  112,495,000    $ 105,936,000

Net Earnings                 $   23,325,000    $  13,877,000

  Earnings                         $ .44            $ .26

  Average Shares Outstanding     53,394,000       53,772,000


   TWELVE MONTHS ENDED
                                    2005            2004

Net Sales                    $  487,739,000    $ 420,110,000

Net Earnings                 $   77,227,000    $  64,174,000

  Earnings                         $ 1.44            $ 1.19

  Average Shares Outstanding     53,542,000       53,921,000

  Based on average shares outstanding adjusted for 3% stock dividends distributed April 14, 2005 and April 14, 2004.